Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

WELLS REAL ESTATE FUND VIII, L.P.

THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WELLS REAL ESTATE FUND VIII, L.P. (the "Amendment") is made and entered into as of the 25th day of January, 2007, by and among WELLS PARTNERS, L.P., a Georgia limited partnership, and LEO F. WELLS, III, as General Partners (collectively, the "General Partners"), and as attorney-in-fact on behalf of the Limited Partners pursuant to the power of attorney contained in Section 19.1 of the Agreement of Limited Partnership of Wells Real Estate Fund VII, L.P., a Georgia limited partnership, for the purpose of amending such partnership agreement.

WITNESSETH:

WHEREAS, the parties formed Wells Real Estate Fund VIII, L.P. (the "Partnership") pursuant to the provisions of the Georgia Revised Uniform Limited Partnership Act by executing and filing that certain Certificate of Limited Partnership, as filed with the Secretary of State of Georgia on August 15, 1994, and which is governed pursuant to the terms and provisions of the Agreement of Limited Partnership of Wells Real Estate Fund VII, L.P. dated January 6, 1995 (the "Partnership Agreement"); and

WHEREAS, the General Partners have the authority under Section 19.1(b)(ii) of the Partnership Agreement to amend the Partnership Agreement to reflect any amendment thereof that has received the consent of a Majority Vote of the Partnership's Limited Partners; and

WHEREAS, the General Partners desire to amend the Partnership Agreement to reflect this Amendment, which has received the written consent of in excess of a Majority Vote of the Limited Partners as of October 1, 2006 for each of the amendments set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto do hereby agree and certify, and the Partnership Agreement is hereby amended, as follows:

1. Amendment to Section 13.2. Section 13.2 of the Partnership Agreement is hereby amended by deleting the existing Section 13.2 in its entirety and by replacing and substituting in lieu thereof the following:

"13.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease any Partnership Property to the General Partners or their Affiliates, unless such sale or lease of Partnership Property is approved by a Majority Vote of the Limited Partners."

2. Amendment to Section 13.4. Section 13.4 of the Partnership Agreement is hereby amended by deleting the existing Section 13.4 in its entirety and by replacing and substituting in lieu thereof the following:

"13.4 Dealings with Related Persons. Except as may be permitted by Sections 11.3(i), 13.1 or 13.2 hereof, the Partnership shall not acquire property from or sell property to any Person in whom any of the General Partners or any of their Affiliates have an interest."

3. Partnership Agreement. Except as otherwise provided in this Amendment, the Partnership Agreement, as amended to date, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and entered into this First Amendment to Agreement of Limited Partnership of Wells Real Estate Fund VIII, L.P. effective as of the date first above written.

GENERAL PARTNERS:

WELLS PARTNERS, L.P.

A Georgia Limited Partnership

By: WELLS CAPITAL, INC.

A Georgia Corporation

(As General Partner)

By: /s/ Leo F. Wells, III

Leo F. Wells, III, President

/s/ Leo F. Wells, III (SEAL)

LEO F. WELLS, III

(As General Partners and as Attorney-In-

Fact on behalf of the Limited Partners in the

Partnership)

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